Exhibit 99.2

30 April 2013

Embargoed until 7am

Carphone Warehouse Group plc
("Carphone Warehouse" or the "Company" or the "Group")

Symbol: CPW

PROPOSED ACQUISITION OF BEST BUY'S 50% SHARE IN CPW EUROPE
AND
Q4 TRADING UPDATE 2012-13 FOR THE QUARTER ENDED 31 MARCH 2013

Carphone Warehouse today announces that it has conditionally agreed to acquire the 50% of New BBED Limited (“CPW Europe”) that the Company does not already own from Best Buy Co., Inc. (“Best Buy”) for a net consideration of £471 million1 (the “Proposed Acquisition”).

£341 million of the net consideration will be paid in cash on completion of the Proposed Acquisition with the balance satisfied by the issue to Best Buy on completion of an £80 million stake in Carphone Warehouse and £50 million of deferred cash consideration payable in two equal instalments on the first and second anniversaries of completion.

Carphone Warehouse has separately announced today the placing of 47,228,179 new ordinary shares of 0.1 pence each in the capital of the Company (“Ordinary Shares”), (the "Placing Shares"), (the "Placing") representing approximately 9.99% of the Company's existing issued ordinary share capital. The net proceeds of the Placing will be used to partly fund the Proposed Acquisition. The Company's Chairman and Executive Directors intend to participate in the Placing.

Carphone Warehouse also today announces its Q4 trading update for the quarter ended 31 March 2013.

Roger Taylor, Chief Executive of Carphone Warehouse, said:

“Today we are announcing the end of our five year joint venture with Best Buy and with this the return of CPW Europe to its original shareholders.

Carphone Warehouse and Best Buy have enjoyed a great relationship over the last five years ensuring that we shared and enjoyed many aspects of each other's business attributes. However, following the sale of our US interest last year, we have become increasingly responsible for the day-to-day operations of CPW Europe whilst conversely Best Buy have become more focused on their wholly-owned businesses. As a result, both parties have agreed that this is a good time for us to bring the joint venture to an end, whilst ensuring that our relationship remains in place by way of our global buying alliance.

For us, the transaction will simplify our ownership structure, streamline management decision- making and give us full ownership of our growth opportunities across Europe and other

[1]  Net consideration represents gross consideration of £500 million in respect of the acquisition of CPW Europe, less amounts related to the prepayment or termination of the Group's other interests with Best Buy including the Global Connect venture (including China and Mexico).

markets around the world. In view of this, our Global Connect relationship and our joint venture in China and Mexico will also come to an end and this will enable both parties to focus on opportunities at their own pace and in their own preferred geographies. We expect the transaction to be earnings enhancing in the current financial year2, and in due course, we intend to apply for a premium listing and FTSE index inclusion.”

Background to and reasons for the Proposed Acquisition

CPW Europe is one of the largest independent European telecommunications retailers, with 2,377 stores and circa 13,000 employees across Europe, together with well-developed online channels. It specialises in combining hardware, connections and services. Ongoing investment in high quality and well-trained consultants make it ideally placed to benefit from the evolution of smartphones and other areas of complex technology. For the year ended 31 March 2012, CPW Europe had revenues of £3.3 billion, generated Headline EBIT of £135 million and Headline profit before tax of £119 million and had gross assets of £1.8 billion.

As the most significant part of its business, Carphone Warehouse has disclosed summary financials for CPW Europe, on a 100% basis, at each of its interim and full year results since the formation of the joint venture in 2008, as well as providing ordinary course trading updates through interim management statements. CPW Europe's strategy and KPI's remain consistent with those described at Carphone Warehouse's last strategy day in June 2012 and as also described in the 2012 Carphone Warehouse Annual Report. Shareholders are referred to the information on CPW Europe that Carphone Warehouse already publishes via the following link: http://www.cpwplc.com/investor-relations/results_centre/

In addition, CPW Europe (through its wholly-owned subsidiary Best Buy Europe Distributions Limited) has published and submitted to UK Companies House its full year statutory audited consolidated accounts for each of the last three financial years in accordance with the associated UK requirements and accounting standards. There are no material differences between the accounting policies used by Carphone Warehouse and CPW Europe. A summary of CPW Europe's results for the three years to 31 March 2012, together with the statutory accounts for Best Buy Europe Distributions Limited for the same periods, is provided through the following link: http://www.cpwplc.com/investor-relations/financial-results/key-financial-data/best-buy-europe-financial-statements/

The directors of Carphone Warehouse (the “Directors”) believe that there is sufficient publicly available information on CPW Europe to allow shareholders to assess the enlarged group's financial position, should the Proposed Acquisition complete.

In addition, as it would do as a matter of ordinary course, Carphone Warehouse will continue to make public disclosure, without delay, via the RNS of the London Stock Exchange, of any developments concerning CPW Europe that are required to be released under the UK Disclosure and Transparency Rules of the Financial Conduct Authority.

Carphone Warehouse and Best Buy have jointly owned the CPW Europe business since June 2008. Completion of the Proposed Acquisition will result in Carphone Warehouse owning 100% of CPW Europe, which the Directors believe will bring the following benefits:

•	a simplified ownership structure, making day-to-day management easier, the strategic decision-making process more streamlined and the ability to better leverage CPW Europe's asset base and know-how;

•	full ownership of growth opportunities across Europe and other potential markets;

[2]  This statement is not intended to be a profit forecast and no statement in this announcement should be interpreted to mean that the earnings per share of the Company for the current or future financial years would necessarily match or exceed the historical published earnings per share of the Company.

•	a simplified investment case and full consolidation of CPW Europe into the Carphone Warehouse Group;

•	a greater financial profile;

•	the opportunity for significant value creation over the medium term;

•	the Directors expect the Proposed Acquisition to be earnings enhancing in the current financial year[3]; and

•	the potential for Carphone Warehouse to achieve admission to the premium segment of the Official List and inclusion in the FTSE UK Index series.

As a company admitted to the standard segment of the Official List, Carphone Warehouse is not subject to the provisions of Chapter 10 of the Listing Rules of the Financial Conduct Authority; however, the Company has publicly stated that it intends to comply with such rules as if it were a premium listed company. Whilst the Placing is not subject to shareholder approval, as the Proposed Acquisition is classified as a Reverse Takeover under Chapter 10 of the Listing Rules, the Proposed Acquisition is conditional amongst other things upon the approval of Carphone Warehouse shareholders in a general meeting. A circular (including a notice of general meeting) and a prospectus in relation to the enlarged Carphone Warehouse group will be published in due course and the Proposed Acquisition is expected to complete in June 2013.

The Directors believe the Proposed Acquisition to be in the best interest of Carphone Warehouse shareholders as a whole. Accordingly, the Directors unanimously recommend that Carphone Warehouse shareholders vote in favour of the Proposed Acquisition, as all of the Directors intend to do in respect of their own beneficial holdings, representing approximately 31% of the existing issued ordinary share capital of the Company.

Consideration structure

The gross consideration for the Proposed Acquisition is £500 million. Payments to the Group from Best Buy of approximately £29 million in respect of the prepayment or termination of the Group's other interests with Best Buy including the Global Connect venture (including China and Mexico) will be offset against gross consideration, and net consideration is therefore £471 million. The net consideration for the Proposed Acquisition will be satisfied as follows:

•
£341 million payable in cash on completion, funded through the net proceeds of the Placing, existing Group funds if the net proceeds of the Placing are less than £91 million, and a new £250 million four-year amortising sterling term loan facility, which includes the same covenants as existing CPW Europe facilities and is at current market pricing;

•
£80 million by the issue to Best Buy of 42,105,263 new Ordinary Shares (the “Consideration Shares”) at 190 pence per share, representing approximately 7.5% of the Company's issued ordinary share capital after the Placing and the Proposed Acquisition; and

•	£50 million of deferred cash consideration, which bears interest at 2.5% per annum, payable to Best Buy in two equal instalments of £25 million each on the first and second anniversary of completion.

Carphone Warehouse intends to maintain its existing progressive dividend policy, generally with a minimum of 3x cover based on Headline earnings. In view of the deferred cash consideration the Directors will reserve the Company's position as to the form of dividend payments over the two years from completion between cash and scrip.

[3]  This statement is not intended to be a profit forecast and no statement in this announcement should be interpreted to mean that the earnings per share of the Company for the current or future financial years would necessarily match or exceed the historical published earnings per share of the Company.

The Consideration Shares will be subject to a lock-up of 12 months from the date of completion of the Proposed Acquisition (the “lock-up period”). Best Buy has agreed to waive any rights to dividends payable on the Consideration Shares held by it during the lock-up period (“Waived Dividends”). Carphone Warehouse will have the right during the lock-up period to place the Consideration Shares on behalf of Best Buy at a price not less than the issue price (“Original Value”), should the Company determine that there is sufficient demand in the market. If the aggregate of the proceeds from any sale of the Consideration Shares during the lock-up period and the value at the end of such period of any Consideration Shares still held by Best Buy (“Total Value”) is greater than the Original Value then Carphone Warehouse will retain any upside on the disposal of Consideration Shares during the lock-up period. In turn, Carphone Warehouse has an obligation to compensate Best Buy if such Total Value is less than 80% of the Original Value (“Minimum Value”). If the Total Value is greater than the Minimum Value but less than the Original Value then the Company has to compensate Best Buy for the amount of such difference but only up to the amount of the Waived Dividends. If the Total Value is less than the Minimum Value, any compensation up to £10 million will be paid in cash with any additional compensation being satisfied as the Company may decide in cash and/or by the issue of further shares in the Company based on the share price at that time. Any Consideration Shares and any compensation shares held by Best Buy in the 12 months following the end of the lock-up period may be sold as Best Buy decides subject to an orderly market obligation.

Carphone Warehouse Group plc Q4 Trading Update 2012-13
For the quarter ended 31 March 2013

CPW Europe

•	Q4 LFL revenues up 6.5%, reflecting continued strong UK performance

•	Q4 connections up 9.7%

•	Reiterating full year Headline EBIT guidance of £135 million to £145 million

Virgin Mobile France

•	Q4 revenue down 9.7%; full year revenue growth of 4.2%

•	Q4 postpay net customer loss 52,000; full year postpay net adds of 11,000

Property

•	Sale of one freehold property in London for proceeds of £40.5 million (separate sale of another freehold property post Q4, for proceeds of £10.5 million)

Group

•	Reiterating full year Headline EPS guidance of 11.5p to 13.0p

CPW Europe (50% joint venture)

In the UK, we continued the momentum of our Christmas quarter, with strong connections growth and impressive like-for-like revenue growth of 15%. We continued to invest in the proposition and grew our market share in both the postpay and prepay segments; we also maintained the significant tablet sales growth seen in the third quarter, as we gained further authority in this product category.

In mainland Europe, excluding France, we enjoyed positive like-for-like revenue growth, whilst France itself continued to be particularly challenging. Nevertheless with a solid performance across other European markets, total CPW Europe connections growth was 9.7% and like-for-like revenue growth was 6.5% for the quarter. In France we have completed our strategic review and have decided to pursue an orderly exit by means of store disposals and some store closures, in conjunction with due process. In the meantime, our stores will continue to trade with a key priority being to minimise the impact on our people. In light of this situation, a non-cash impairment charge of approximately £80-£90 million, relating to goodwill and fixed assets, will be included as a Non-Headline item in the 2012-13 financial year.

Virgin Mobile France (46% joint venture)

Despite continued intense competition, Virgin Mobile France produced year-on-year revenue growth of 4.2% for the 12 months to March 2013. As expected, Q4 revenue declined, by 9.7%, with inbound revenue recorded for the first time in the comparative period. The postpay base is down 52,000 customers for the quarter; however Virgin Mobile France reported postpay net adds of 11,000 for the full year. The Full MVNO base continues to grow strongly with c.50% of customers on this platform as at 31 March 2013. There remains further benefit to come from this migration, as it reaches progressively across the customer base.

Carphone Warehouse Group plc

The Group sold one of its freehold properties during the quarter for proceeds of £40.5 million. A second freehold property has been sold since the period end for £10.5 million, proceeds from which were not included in the year end cash balance. Both properties are located in Acton, London.

Overall for the Group, we are reiterating our full year Headline EPS guidance of between 11.5p and 13.0p.

Next announcement

In light of today's announcement, the Group will no longer publish its preliminary results (financial year ended 31 March 2013) on 11 June 2013. The preliminary results date will be released in due course, once the date of the general meeting in respect of the Proposed Acquisition has been established.

Management conference call

There will be a conference call for investors and analysts at 8.00am this morning. The call will also be broadcast on our website, www.cpwplc.com.

Dial-in details
Passcode: 7863644
UK/International: +44(0)20 7136 2051
USA: +1 646 254 3365

A replay will be available until midnight, 7 May 2013.
Passcode: 7863644
UK/International: +44(0)20 3427 0598
USA: +1 866 932 5017

Enquiries:

Carphone Warehouse Group plc

Roger Taylor, Chief Executive Officer
Nigel Langstaff, Chief Financial Officer
Kate Ferry, Investor Relations Director

Joint Bookrunners and Corporate Brokers

Deutsche Bank AGMatt Hall, UK Corporate Broking +44 (0)20 7547 1295 Ed Sankey, Equity Capital Markets +44 (0)20 7547 6160	UBS LimitedDavid James, UK Corporate Broking+44 (0)20 7568 8000 Anna Richardson Brown, UK Corporate Broking +44 (0)20 7568 8000
Financial Advisor to the Company Credit Suisse Securities (Europe) Limited

For media enquiries

CPW EuropeShane Conway, Head of PR +44 (0)79 3219 9659	Citigate Dewe Rogerson Anthony Carlisle +44 (0)79 7361 1888

For further information, please visit www.cpwplc.com

Further operating and financial information

CPW Europe (100% basis)

Revenue*	13 Weeks to 30 March 2013	52 Weeks to 30 March 2013
LFL (constant currency)	6.5%	4.6%

Connections*	13 Weeks to 30 March 2013			52 Weeks to 30 March 2013
	FY13	FY12	% change	FY13	FY12	% change
Connections (000s)	2,218	2,022	9.7%	9,511	9,780	(2.7)%

* Prior year comparatives exclude Phone House Belgium and Best Buy UK, which were respectively sold and closed during the year ended 31 March 2012.

	At 30 March 2013
	FY13	FY12	% change
Store numbers
Own stores	2,037	2,055	(0.9)%
Franchises	340	338	0.6%
Total stores	2,377	2,393	(0.7)%

Virgin Mobile France (100% basis)

	3 Months to 31 March 2013			12 Months to 31 March 2013
Revenue*	FY13	FY12	% change	FY13	FY12	% change
Revenue (€m)	113	125	(9.7)%	472	453	4.2%
* Revenue excludes contributions towards subscriber acquisition costs from network operators and customers, to simplify presentation.

	At 31 March 2013
Customer base (000s)	FY13	FY12	% change
Postpay	1,348	1,337	0.8%
Prepay	365	580	(37.1)%
Total	1,713	1,917	(10.6)%